Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Zebra Technologies Corporation:

We consent to the incorporation by reference in this registration statement on Form S-8 of Zebra Technologies Corporation pertaining to the Amended and Restated Navis Holdings, LLC 2000 Option Plan, of our reports dated March 2, 2005, except as to the 2004 adjustments in Note 2, which are as of February 28, 2007, with respect to the consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for year ended December 31, 2004, and the related consolidated financial statement schedule, which reports appear in the annual report on Form 10-K for the year ended December 31, 2006.

Our report refers to the restatement of the consolidated financial statements for the year ended December 31, 2004 for the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, using the modified retrospective application method.

/s/ KPMG LLP

Chicago, Illinois

December 17, 2007